Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
of Valero Energy Corporation and subsidiaries:
We consent to the incorporation by reference in the registration statements, as amended, on Form S-3 (Registration Nos. 333-106949 and 333-116668) and Form S-8 (Registration Nos. 333-31709, 333-31721, 333-31723, 333-31727, 333-81858, 333-106620, 333-118731, 333-125082 and 333-129032) of Valero Energy Corporation and subsidiaries (the Company), of our reports dated March 1, 2006, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Valero Energy Corporation and subsidiaries. Our report dated March 1, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that management has excluded Premcor Inc.’s (Premcor’s) internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Premcor.
/s/ KPMG LLP
San Antonio, Texas
March 1, 2006